                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant | |
Check the appropriate box:
|X| Preliminary Proxy Statement            | | Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
| | Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Under Rule 14a-12



                              CHEVRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    |X| No fee required.
    | | Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

     | | Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     || Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

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     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

                                                                  [CHEVRON LOGO]

                              CHEVRON CORPORATION

                                 Notice of the
                              2001 Annual Meeting
                                    and the
                              2001 Proxy Statement

                               TABLE OF CONTENTS

Notice of the 2001 Annual Meeting of Stockholders

Information About Attending

2001 Proxy Statement........................................    1

General Information.........................................    1
-  Appointment of Proxy Holders.............................    1
-  Methods of Voting........................................    1
-  Vote Required and Method of Counting.....................    2
-  Confidential Voting......................................    2
-  Method and Cost of Soliciting and Tabulating Votes.......    3
-  Multiple Copies of Annual Report to Stockholders.........    3
-  Electronic Access to Proxy Materials and Annual Report...    3

Election of Directors (Item 1 on the proxy form)............    4
-  Nominees for Directors...................................    4

Board Governance and Operations.............................    8
-  Board Governance.........................................    8
-  Board Structure..........................................    8
-  Board Meetings and Attendance............................    8
-  Board Committee Structure................................    8
-  Board Committee Meetings and Functions...................    9

Audit Committee Report......................................   10

Directors' Compensation.....................................   11
-  Stock Compensation.......................................   11
-  Cash Compensation........................................   11
-  Deferrals of Cash Compensation...........................   11
-  Expenses.................................................   11

Stock Ownership Information.................................   12
-  Directors' and Executive Officers' Stock Ownership.......   12
-  Section 16(a) Beneficial Ownership Reporting
  Compliance................................................   12

Executive Compensation......................................   13
-  Management Compensation Committee Report on Executive
  Compensation..............................................   13
-  Summary Compensation Table...............................   18
-  Long-Term Incentive Plan--2000 Performance Unit Awards
  Table.....................................................   18
-  Option Grants in Last Fiscal Year Table..................   19
-  Aggregated Option Exercises in Last Fiscal Year and
  Fiscal Year-end Option Values Table.......................   19
-  Pension Plan Table.......................................   20
-  Termination of Employment and Change-in-Control
  Arrangements..............................................   21
-  Performance Graph........................................   22

Matters Relating to Texaco Inc. ............................   23
-  The Proposed Merger......................................   23
-  Beneficial Ownership of Chevron Stock....................   23
-  Business Relationships Between Chevron and Texaco........   23

Increase Shares of Chevron Stock (Item 2 on the proxy
  form).....................................................   25

Ratification of Accountants (Item 3 on the proxy form)......   27

Submission of Future Stockholder Proposals..................   29

Stockholder Proposals (Items 4 through 6 on the proxy
  form).....................................................   30
-  To eliminate Bioaccumulative Halogenated Pollutants......   30
-  To report on Potential Environmental Damage to ANWR......   32
-  To report on Greenhouse Gas Emissions....................   34

Other Matters...............................................   36

Appendix A: Audit Committee Charter.........................   37

                                                                  [CHEVRON LOGO]

                                 NOTICE OF THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

                           MEETING DATE:
                                      April 25, 2001
                           MEETING TIME:
                                      9:30 a.m., PDT
                           LOCATION: Los Angeles Marriott Downtown
                                     333 South Figueroa Street
                                     Los Angeles, CA 90071

RECORD DATE:  February 26, 2001

AGENDA:

     - To elect nine Directors;

     - To vote upon the proposal to increase the number of authorized shares of Chevron Stock

     - To ratify the Board's appointment of independent public accountants;

     - To take action on the stockholder proposals; and

     - To transact any other business that may be properly brought before the Annual Meeting.

ADMISSION

All stockholders and representatives whom stockholders have authorized in writing are cordially invited to attend the 2001 Annual Meeting. We will hold the Annual Meeting at the Los Angeles Marriott Downtown in Los Angeles, California. Please refer to the next page for information about attending the Annual Meeting.

VOTING

Stockholders owning Chevron Stock at the close of business on the Record Date, or a representative whom a stockholder has authorized in writing, are entitled to vote at the Annual Meeting. Please refer to page 2 of the proxy statement for an explanation of Chevron's confidential voting procedures.

STOCKHOLDER LIST

Chevron will make available on the Meeting Date at the Los Angeles Marriott Downtown in Los Angeles, a list of stockholders as of the Record Date. It will also make the list available for ten days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. at the office of Mellon Investor Services, 400 South Hope Street, Los Angeles, California 90071. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

We are distributing this proxy statement, proxy form and Chevron's 2000 Annual Report to Stockholders on or about March 21, 2001.

By Order of the Board of Directors,

SIGNATURE
Lydia I. Beebe
Corporate Secretary

INFORMATION ABOUT ATTENDING
--------------------------------------------------------------------------------

We will hold the Annual Meeting at the Los Angeles Marriott Downtown in Los Angeles, California.

Stockholders must present a ticket to be admitted to the Annual Meeting. For stockholders of record, your parking and admission ticket is the detachable portion of your proxy form.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, your ticket is the copy of your latest account statement showing your Chevron Stock balance. Please present your account statement to the registration area at the Annual Meeting.

We will have headsets available at the Annual Meeting for stockholders with impaired hearing. If you require other special accommodations at the Annual Meeting due to a disability, please identify your specific need in writing to the Corporate Secretary at 575 Market Street, San Francisco, CA 94105 by April XX, 2001.

                Directions to the Los Angeles Marriott Downtown

FROM THE WEST
Take Santa Monica Freeway (10) East to Harbor Freeway (110) North; Exit 9th Street (one way into downtown); Turn left onto Figueroa

FROM THE EAST
Take the San Bernardino Freeway (10) or Pomona (60) West to Santa Monica Freeway
(10) to; Harbor Freeway (110) North; Exit 9th Street (one way into downtown); Turn left onto Figueroa

FROM THE VALLEY
Take Hollywood Freeway (101) or Golden State Freeway (5) South to Harbor Freeway
(110) South; Exit Wilshire Boulevard; Turn left onto Wilshire; Turn left onto Figueroa

FROM ORANGE COUNTY
Take the Santa Ana (5) Freeway, North to the Santa Monica Freeway (10) West; Harbor Freeway (110) North; Exit 9th Street (one way into downtown); Turn Left onto Figueroa

March 21, 2001                                    CHEVRON CORPORATION
                                                  575 Market Street
                                                  San Francisco, California
                                                  94105

                              2001 PROXY STATEMENT

GENERAL INFORMATION
--------------------------------------------------------------------------------

APPOINTMENT OF PROXY HOLDERS

Your Board of Directors asks you to appoint Samuel H. Armacost, Carla A. Hills and David J. O'Reilly as your proxy holders to vote your shares at the 2001 Annual Meeting of Stockholders. YOU MAKE THIS APPOINTMENT BY VOTING THE ENCLOSED PROXY FORM USING ONE OF THE METHODS OF VOTING DESCRIBED BELOW.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you otherwise indicate on the proxy form or during the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this proxy statement was printed and which, under Chevron's By-laws, may be properly presented for action at the Annual Meeting.

You may also vote in person at the Annual Meeting. However, your Board recommends that you vote by appointing the proxy holders as it is not practical for most stockholders to attend the Annual Meeting. YOUR BOARD STRONGLY ENCOURAGES YOU TO EXERCISE YOUR RIGHT TO VOTE BY USING ONE OF THE METHODS OF VOTING DESCRIBED BELOW. Voting early helps ensure that Chevron receives a quorum of shares necessary to hold the Annual Meeting without a second mailing.

METHODS OF VOTING

- VOTING BY MAIL. Stockholders may sign, date and return their proxy forms in the pre-addressed, postage-paid envelope provided.

- VOTING BY TELEPHONE OR THE INTERNET. If you have stock certificates issued in your own name, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy form. Telephone and Internet voting are also available to those of you who own shares held in the Chevron Profit Sharing/Savings Plan.

  The telephone and Internet voting procedures are designed to verify your vote through the use of a Control Number that is provided on each proxy form. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy form for specific instructions.

  Stockholders whose shares are held through a brokerage firm, bank or other holder of record may vote by telephone or the Internet only if the holder of record offers those options.

REVOKING YOUR VOTING INSTRUCTIONS TO YOUR PROXY HOLDERS. If you have certificates issued in your own name and you vote by proxy using the mail, the Internet or a telephone, you may later revoke your proxy instructions by:

        --  sending a written statement to that effect to the Corporate
            Secretary;

        -- submitting a proxy form with a later date signed as your name appears on the stock account;

        --  voting at a later time by telephone or the Internet; or

        -- voting in person at the Annual Meeting (except for shares held through a brokerage firm, bank or other holder of record).

If you have shares held through a brokerage firm, bank or other holder of record, and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity's procedures.

VOTE REQUIRED AND METHOD OF COUNTING

At the close of business on the Record Date, there were XXX,XXX,XXX shares of Chevron Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to cast one vote.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but they will not be voted on any matter.

The vote required and method of calculation is as follows for the various business matters to be considered at the Annual Meeting:

ITEM 1--ELECTION OF DIRECTORS
Each outstanding share of Chevron Stock is entitled to cast one vote for as many separate nominees as there are Directors to be elected. The nominees who receive the most votes for the number of positions to be filled are elected Directors. If you do not wish your shares to be voted for a particular nominee, you may so indicate in the space provided on the proxy form or withhold authority as prompted during the telephone or Internet voting instructions.

ITEM 2--INCREASE SHARES OF CHEVRON STOCK
This proposal is approved if the number of shares voted in favor is a majority of the shares entitled to vote.

ITEM 3--RATIFICATION OF ACCOUNTANTS AND ITEMS 4 THROUGH 6--STOCKHOLDER PROPOSALS These proposals are approved if the number of shares voted in favor of each exceeds the number of shares voted against. Abstentions and broker non-votes (e.g., when a broker does not have authority to vote on a specific issue) do not affect the voting calculations.

CONFIDENTIAL VOTING

In 1979, we adopted a confidential voting policy to protect our stockholders' voting privacy. Under this policy ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders of record are treated as confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy forms and voting instructions. Anyone who processes or inspects the ballots, proxy forms and voting instructions signs a pledge to treat them as confidential. None of these persons is a Chevron Director, officer or employee.

The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

The proxy tabulator will forward comments written on the proxy forms to management but will not disclose your identity unless you request it in writing.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

Chevron has retained Georgeson Shareholder Communications Inc. to assist in distributing these proxy materials and soliciting votes at an estimated cost of $25,000 plus their reasonable out-of-pocket expenses. Chevron employees, personally or by telephone, may solicit your proxy voting instructions.

Chevron will reimburse brokerage firms, banks and other holders of record for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Mellon Investor Services, Chevron's transfer agent, will be the proxy tabulator and also act as the Inspector of Election.

MULTIPLE COPIES OF ANNUAL REPORT TO STOCKHOLDERS

If you received more than one copy of the 2000 Annual Report, you may wish to eliminate wasteful future duplication. This will also help save Chevron the cost of producing and mailing duplicate reports.

Under current Securities and Exchange Commission ("SEC") regulations, Chevron must continue to send the annual report to at least one account at your address unless all of the account owners elect to view future annual reports and proxy statements over the Internet as described below.

Mailing of dividends, dividend reinvestment statements, proxy statements, proxy cards and special notices will not be affected by your election to discontinue duplicate mailings of annual reports. To discontinue or resume the mailing of an annual report for an account, please call Mellon Investor Services' toll-free number, 1-800-368-8357. If you own Chevron Stock through a brokerage firm, bank or other holder of record and receive more than one Chevron annual report, contact that holder of record to eliminate duplicate mailings.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

This proxy statement and the 2000 Annual Report are available on Chevron's Internet site at www.chevron.com.

If you are a stockholder of record, you can elect to view future proxy statements and annual reports at this Internet site instead of receiving paper copies in the mail. They will be available on the same day as the proxy statement is filed with the SEC. You can make this election by marking the appropriate box on your 2001 proxy card or by following the instructions provided if you vote over the Internet or by telephone.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Mellon Investor Services' toll-free number and tell them otherwise. You do not have to elect Internet access each year.

If you hold your Chevron Stock through a brokerage firm, bank or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

ELECTION OF DIRECTORS
--------------------------------------------------------------------------------
(Item 1 on the proxy form)

Your Board has nominated nine current Directors for re-election.

The persons named as proxy holders on the proxy form will vote your shares FOR the nine nominees unless you withhold authority in the spaces provided on the proxy form or as prompted during the telephone or Internet voting instructions. All Directors are elected annually. They serve for a one-year term and until their successors are elected.

If any nominee is unable to serve as a Director, which we do not anticipate, the Board by resolution may reduce the number of Directors or elect a substitute.

Detailed information on each nominee is provided below.

--------------------------------------------------------------------------------

NOMINEES FOR DIRECTORS

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

SAMUEL H. ARMACOST
Director since 1982
Mr. Armacost, age 61, became Chairman of SRI International, formerly Stanford Research Institute, an independent research, [ARMACOST PHOTO] technology development and consulting organization, in 1998.

Prior Positions Held: Mr. Armacost was a Managing Director of Weiss, Peck & Greer L.L.C. from 1990 until 1998. He was a Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986.

Other Directorships: The James Irvine Foundation, Exponent, Inc., Scios, Inc., Toshiba International Advisory Group.

Other Memberships: The Business Council, the Advisory Council of the California Academy of Sciences.

SAMUEL L. GINN
Director since 1989
Mr. Ginn, age 63, is Chairman Retired of Vodafone, a
worldwide wireless telecommunications company.                      [GINN PHOTO]

Prior Positions Held: Mr. Ginn was Chairman of Vodafone AirTouch, Plc., Chairman of the Board, and Chief Executive Officer of AirTouch Communications, Inc. from 1993 until June 29, 1999. He was Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group from 1988 until April 1, 1994.

Other Directorships: Hewlett-Packard Company.

Other Memberships: The Business Council, Council on Foreign Relations, the Yosemite Fund.

--------------------------------------------------------------------------------
(Item 1 on the proxy form)

AMBASSADOR CARLA
ANDERSON HILLS
Director 1977 through 1988
and since 1993
Ambassador Hills, age 67, has been Chairman and Chief
Executive Officer of                                               [HILLS PHOTO]
Hills & Company International Consultants, a company giving advice on investment, trade and risk issues abroad since 1993.

Prior Positions Held: Ambassador Hills served as United States Trade Representative from 1989 to 1993.

Other Directorships: American International Group, Inc., Lucent Technologies Inc., Time Warner Inc., TCW Group, Inc.

Other Memberships: Director, Council on Foreign Relations; Vice-Chair, Inter-American Dialogue; Vice-Chair, US-China Business Council; Trustee, Asia Society.

SENATOR J. BENNETT
JOHNSTON
Director since 1997
Senator Johnston, age 68, has been Chief Executive Officer
of Johnston
& Associates, a                                                 [JOHNSTON PHOTO]
governmental and business consulting firm since 1997.

Prior Positions Held: Senator Johnston served as U.S. Senator from Louisiana from 1972 through 1996. He was a member of the Senate Committee on Energy and Natural Resources (Chairman from 1986 until 1994 and ranking Democrat from 1994 through 1996). He was a member of the Appropriations Committee and Chairman of the Subcommittee on Energy & Water Development from 1986 until 1994. He also served on the Select Committee on Intelligence; the Budget Committee; and the Special Committee on Aging. Prior to serving in the Senate he served in the Louisiana State Legislature for eight years.

Other Directorships: Freeport-McMoRan Copper & Gold Inc., Nexant, Inc.

Other Memberships: President, U.S. Pacific Economic Cooperation Council; Director, US-China Business Council.

RICHARD H. MATZKE
Director since 1997
Mr. Matzke, age 64, has been a Vice-Chairman of the Board of Chevron since 2000.
                                                                  [MATZKE PHOTO]
Prior Positions Held: Mr. Matzke was Vice-President of Chevron and President of Chevron Overseas Petroleum Inc. from 1990 until 1999. He has also served as a Vice-President of Chevron Chemical Company, manager of Chevron's foreign operations staff, a Director of Caltex Pacific Indonesia, and Director and President of Chevron Canada Resources Limited. Mr. Matzke joined Chevron in 1961.

Other Directorships: Dynegy Inc., Trustee of the Africa America Institute and the Advisory Board of the Center for Strategic and International Studies, Chairman of the Board of Directors of the US-Kazakhstan Business Association, Vice-Chairman of the US-Azerbaijan Chamber of Commerce.

Other Memberships: American Institute of Professional Geologists, American Association of Petroleum Geologists, US-Russia Business

--------------------------------------------------------------------------------
(Item 1 on the proxy form)

Council, Business Council for International Understanding, Council on Foreign Relations.

DAVID J. O'REILLY
Director since 1998

Mr. O'Reilly, age 54, has been Chairman of the Board of Chevron since 2000.

Prior Positions Held:                                           [O'REILLY PHOTO]
Mr. O'Reilly was Vice-Chairman of the Board of Chevron from 1998 until 1999. He was a Vice-President of Chevron from 1991 until 1998. He was President of Chevron Products Company from 1994 until 1998. He was a Director of Caltex Petroleum Corporation from 1992 until 1994, was a Senior Vice-President and Chief Operating Officer of Chevron Chemical Company from 1989 until 1991. He joined Chevron in 1968.

Other Directorships: American Petroleum Institute, San Francisco Symphony Board of Governors, the Bay Area Council.

Other Memberships: The Business Council, The Business Roundtable, National Petroleum Council.

FRANK A. SHRONTZ
Director since 1996

Mr. Shrontz, age 69, was Chairman of the Board of The
Boeing Company, manufacturer and seller of aircraft and
related products,                                                [SHRONTZ PHOTO]
from 1988 until February 1997.

Prior Positions Held: Mr. Shrontz was Chief Executive Officer of The Boeing Company from 1986 until 1996 and was its President from 1985 until 1988. He served as Assistant Secretary of the Air Force and as Assistant Secretary of Defense from 1973 until 1976.

Other Directorships: Boise Cascade Corporation, Minnesota Mining and Manufacturing Company.

Other Memberships: The Business Council, a citizen regent of The Smithsonian Institution.

CARL WARE
Director since 2001

Mr. Ware, age 57, has been an Executive Vice-President,
Public Affairs and Administration of The Coca-Cola Company
since 2000.                                                         [WARE PHOTO]

Prior Positions Held: Mr. Ware was President of The Coca-Cola Company's Africa Group, with operational responsibility for 50 countries in sub-Saharan Africa from 1991 to 2000.

Other Directorships: Chairman of the Board of Trustees of Clark Atlanta University, Georgia Power Company, PGA TOUR Golf Course Properties, Inc., Southern Africa Enterprise Development Fund, Medical Education for South African Blacks, The Africa-America Institute, Coca-Cola Bottlers Consolidated.

Other Memberships: Council on Foreign Relations, Executive Committee of the Metro Atlanta Chamber of Commerce.

--------------------------------------------------------------------------------
(Item 1 on the proxy form)

JOHN A. YOUNG
Director since 1985

Mr. Young, age 68, has been Vice-Chairman of the Board of
Novell, Inc., a networking software company since 1997 and         [YOUNG PHOTO]

Vice-Chairman of the Board of SmithKline Beechman PLC since 1998 until its merger with Glaxo Wellcome in 2000.

Prior Positions Held: From 1993 to 1997, Mr. Young served on a variety of corporate and non-profit boards. He was President and Chief Executive Officer of Hewlett-Packard Company from 1978 until 1992.

Other Directorships: Affymetrix, Inc., Lucent Technologies Inc., Chairman of the Board of Ciphergen Biosystems, Inc.

Other Memberships: The Business Council, National Academy of Engineering.

BOARD GOVERNANCE AND OPERATIONS
--------------------------------------------------------------------------------

BOARD GOVERNANCE

The business and affairs of Chevron are managed by or under the direction of your Board. Your Board is accountable to the stockholders through the annual election process. All Directors annually stand for election.

Your Board reviews and ratifies senior management selection, succession planning and compensation. It monitors overall corporate performance, the integrity of Chevron's financial controls and the effectiveness of its legal compliance programs.

Your Board oversees Chevron's strategic and business planning process. Chevron's strategic and business planning is a year-round process culminating in a day-long Board review of Chevron's updated Corporate Strategic Plan, its three-year business plan, the next year's capital expenditures budget plus other key financial and supplemental objectives.

BOARD STRUCTURE

Your Board's composition and size are assessed at least annually by the Board Nominating and Governance Committee. The Committee recommends prospective directors to the Board without regard to race, religion or sex with the goal of creating a balance of knowledge, experience, and diversity. A majority of the Board consists of non-employee Directors.

As a stockholder you may recommend a nominee by writing to the Corporate Secretary specifying the nominee's name and the qualifications for Board membership. All recommendations will be brought to the attention of the Board Nominating and Governance Committee.

Chevron has a policy of mandatory retirement at age 65 for employee Directors and age 72 for non-employee Directors.

The Board's Nominating and Governance Committee reviews and concurs in the election of any officer-director to outside board seats.

BOARD MEETINGS AND ATTENDANCE

Your Board held 11 Board meetings and 16 Board committee meetings in 2000. The attendance of all Board members was on average over 92 percent of the Board and appropriate Board committee members. Due to a serious illness, Dr. Tien was only able to attend 65 percent of the meetings of the Board and meetings of the Committees of the Board on which he served.

BOARD COMMITTEE STRUCTURE

The Management Compensation Committee was established in 1966, the Audit Committee in 1975, the Nominating Committee in 1978, and the Public Policy Committee in 1989. In 1996, the Nominating Committee's responsibilities were expanded to add governance oversight responsibility and its name was changed to the Board Nominating and Governance Committee.

Each Committee is chaired by a non-employee Director who determines the agenda, the frequency and length of the meetings and who has unlimited access to Chevron's management and information.

All Board Committees are composed entirely of non-employee Directors except for the Public Policy Committee. Mr. O'Reilly is a member of the Public Policy Committee.

Each non-employee Director currently serves on two committees. Committee members serve staggered four-year terms enabling Directors in office longer than four years to serve on various committees. Four-year terms for committee chairpersons facilitate rotation of committee chairpersons while preserving experienced leadership.

BOARD COMMITTEE MEETINGS AND FUNCTIONS

The following table shows for 2000 the members of each committee, the number of committee meetings held and the functions performed by the committees.

BOARD COMMITTEE MEETINGS AND FUNCTIONS

-----------------------------------------------------------------------------------------------------------
                  Committees                                       Committee Functions
-----------------------------------------------------------------------------------------------------------
 AUDIT                                         -- Recommends to the Board the selection of independent
 Meetings: 4                                   public accountants
                                               -- Reviews reports of independent and internal auditors
 Samuel L. Ginn*                               -- Reviews and approves the scope and cost of all services
 J. Bennett Johnston                           (including nonaudit services) provided by the firm selected
 Condoleezza Rice                                 to conduct the audit
 Frank A. Shrontz                              -- Monitors the effectiveness of the audit process and
                                               financial reporting
                                               -- Reviews the adequacy of financial and operating controls
                                               -- Monitors the corporate compliance program
-----------------------------------------------------------------------------------------------------------
 MANAGEMENT COMPENSATION                       -- Reviews and approves salaries and other compensation
 Meetings: 4                                   matters for executive officers
                                               -- Administers the Excess Benefits, Management Incentive,
 Samuel H. Armacost*                           Long-Term Incentive and Salary Deferral plans for management
 Carla A. Hills                                   employees
 Charles M. Pigott
 Chang-Lin Tien
 John A. Young
-----------------------------------------------------------------------------------------------------------
 PUBLIC POLICY                                 -- Identifies, monitors and evaluates international social,
 Meetings: 3                                   political and environmental issues
                                               -- Recommends to the Board policies and strategies
 Samuel H. Armacost                            concerning such issues
 David J. O'Reilly
 Samuel L. Ginn
 Condoleezza Rice*
 Frank A. Shrontz
 John A. Young
-----------------------------------------------------------------------------------------------------------
 BOARD NOMINATING                              -- Reviews Chevron's corporate governance practices and
 AND GOVERNANCE                                recommends changes as appropriate
 Meetings: 5                                   -- Recommends changes to improve Board, Board committee and individual director effectiveness
 Carla A. Hills                                -- Assesses the size and composition of the Board
 J. Bennett Johnston                           -- Recommends prospective director nominees
 Charles M. Pigott*                            -- Periodically reviews the Stockholder Rights Plan
 Chang-Lin Tien
-----------------------------------------------------------------------------------------------------------
 * COMMITTEE CHAIRPERSON
-----------------------------------------------------------------------------------------------------------

AUDIT COMMITTEE REPORT
--------------------------------------------------------------------------------

The Audit Committee operates under a written charter adopted by your Board. The charter is attached as Appendix A to this proxy statement. All members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

The Audit Committee assists your Board in fulfilling its responsibility to oversee management's implementation of Chevron's financial reporting process. In discharging its oversight role, the Committee reviewed and discussed the audited financial statements contained in the 2000 Annual Report on Form 10-K with Chevron's management and independent auditor. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Committee met privately with the independent auditor, and discussed issues deemed significant by the auditor, including those required by Statements on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees), as amended. In addition, the Committee discussed with the independent auditor its independence from Chevron and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered whether the provision of non-audit services was compatible with maintaining the auditor's independence.

In reliance on the reviews and discussions outlined above, the Committee has recommended to your Board that the audited financial statements be included in Chevron's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

Respectfully submitted on February 26, 2001, by the members of the Audit Committee of your Board:

                          Samuel L. Ginn, Chairperson
J. Bennett Johnston
Frank A. Shrontz
Carl Ware

DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------

Chevron believes that non-employee Directors' compensation should provide total compensation that is competitive, links rewards to business results and stockholder returns and facilitates increased ownership of Chevron Stock. Chevron does not have a retirement plan for non-employee Directors. Chevron's executive officers are not paid additional compensation for their services as Directors.

In 2000, compensation for non-employee Directors included the following stock and cash elements:

STOCK COMPENSATION

An annual grant of 400 shares of restricted Chevron Stock is made under the Chevron Restricted Stock Plan for Non-Employee Directors. The Plan provides that the dividends attributable to the restricted shares may be paid in cash or used by the Director to purchase additional shares of restricted Chevron Stock.

Annual awards under the Plan are subject to forfeiture if a non-employee Director does not serve as a Chevron Director for a minimum of five years after the award is granted. However, such forfeiture does not apply if a Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service.

CASH COMPENSATION

- $35,000 annual retainer (effective January 1, 2001, the annual retainer was increased to $75,000)
- $1,500 for each Board meeting attended
- $1,500 for each Board committee meeting attended
- $1,500 for each Board committee meeting chaired.

DEFERRALS OF CASH COMPENSATION

A non-employee Director may defer receipt of all or any portion of the annual retainer and meeting fees. Deferrals may be credited into any of the investment fund options available to participants in the Chevron Profit Sharing/Savings Plan, including a Chevron stock fund. Distribution from the plan is ultimately made in cash.

Any deferred amounts remaining unpaid at the time of a Director's death are distributed to the Director's beneficiary.

EXPENSES

Non-employee Directors are reimbursed for out-of-pocket expenses that they incur in connection with the business and affairs of Chevron.

STOCK OWNERSHIP INFORMATION
--------------------------------------------------------------------------------

The following table shows the ownership interest in Chevron Stock for each Director, nominee and executive officer as of January 31, 2001. No Director, nominee or executive officer owns 1 percent or more of the outstanding shares of Chevron Stock, nor do the Directors and executive officers as a group.

DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OWNERSHIP

----------------------------------------------------------------------------------------------------------------
                            Name                              Shares Currently   Exercisable   Restricted Stock
           ("-" denotes a non-employee Director)                 Owned (1)       Options (2)      Units (3)
----------------------------------------------------------------------------------------------------------------
 Samuel H. Armacost-                                                8,340                 0              0
 Samuel L. Ginn-                                                    3,708                 0          2,845
 Carla A. Hills-                                                    3,904                 0              0
 J. Bennett Johnston-                                               1,708                 0              0
 Martin R. Klitten                                                 26,557           233,600          2,400
 Richard H. Matzke                                                 52,447           253,500         17,991
 David J. O'Reilly                                                 26,894           320,900          2,400
 Charles M. Pigott-                                                70,559                 0          3,532
 Peter J. Robertson                                                16,941           153,400          2,400
 Frank A. Shrontz-                                                  2,958                 0              0
 James N. Sullivan                                                 23,122           256,600              0
 Chang-Lin Tien-                                                    1,600                 0              0
 Carl Ware-                                                             0                 0              0
 John A. Young-                                                     6,240                 0              0
 Directors and Executive Officers as a group (19 persons)         298,323         1,598,900         31,568
----------------------------------------------------------------------------------------------------------------

 (1) For non-employee Directors the amounts shown include shares of restricted Chevron Stock awarded under the Chevron Restricted Stock Plan for Non-Employee Directors. For executive officers the amounts shown include shares held for them in trust under the Profit Sharing/Savings Plan and in the dividend reinvestment plan.

 (2) These stock options were awarded under the Long-Term Incentive Plan and are currently exercisable. SEC rules consider a person to be the beneficial owner of shares of Chevron Stock if (a) he or she has a right to vote or sell them or (b) can exercise an option to acquire them now or at some time within the next 60 days.
 (3) Restricted stock units do not carry voting rights and may not be sold. But they represent economic ownership of Chevron Stock since their value depends on the performance of Chevron Stock and they may ultimately be paid in shares. For non-employee Directors, these are stock units awarded under the Chevron Restricted Stock Plan for Non-Employee Directors. For executive officers, these are stock units deferred under the Management Incentive Plan, the Long-Term Incentive Plan and the Salary Deferral Plan.

--------------------------------------------------------------------------------

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Chevron Directors and executive officers, and persons who own more than 10 percent of a registered class of Chevron's equity securities to file with the SEC, the New York Stock Exchange and Chevron reports of initial ownership and reports of changes in ownership of Chevron equity securities.

Based solely on a review of the reports furnished to Chevron, we believe that during 2000 all of your Directors, executive officers and 10 percent stockholders complied with the requirements for reporting initial ownership and changes in ownership of Chevron's equity securities.

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Management Compensation Committee of the Board of Directors (the "Committee") makes this report to help you understand the Committee's objectives and the procedures used to determine the compensation of Chevron's Chief Executive Officer and other senior Chevron executives.

The Committee, consisting of five of the nine non-employee Directors, is responsible for Chevron's executive compensation program. All members of the Committee qualify as "outside directors" under section 162(m) of the Internal Revenue Code. In structuring Chevron's incentive programs, the Committee is advised on plan design by external compensation consultants. Chevron's compensation staff provides additional counsel, data and analysis as requested by the Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee believes that compensation of Chevron's key executives should:

- link rewards to business results and stockholder returns;

- encourage creation of stockholder value and achievement of strategic objectives;

- provide a total compensation opportunity that is competitive with major oil companies, taking into account relative company size and performance as well as individual experience, responsibility and performance;

- maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades; and

- attract and retain high caliber personnel on a long-term basis.

Chevron uses eight major oil companies as its competition when determining competitive compensation practice: BP, Exxon Mobil, US Shell, Texaco, Conoco, Marathon, Phillips and Equiva (the downstream Joint Venture between US Shell and Texaco). The makeup of this peer group reflects the companies Chevron competes with for overall human resources talent.

The four largest companies (BP, Exxon Mobil, Royal Dutch Shell and Texaco) are the primary competition in the marketplace where Chevron operates and have comprised the Competitor Peer Group for determining relative total stockholder return ("TSR"), which is stock price appreciation plus dividends on a reinvested basis. Royal Dutch Shell is used in place of US Shell because US Shell is not a publicly traded company.

The pending merger of Chevron and Texaco, if consummated, will reduce the number of competitor companies in the peer groups. Chevron staff continues to monitor the competitive market, and will recommend modifications to the peer groups as appropriate.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

Chevron's existing executive compensation program consists of three elements:
Base Pay, Short-Term Incentives and Long-Term Incentives. For senior executives, the Committee believes short- and long-term incentive pay, linked to Chevron's financial performance, should represent half or more of their total compensation opportunity.

Base Pay

- The executive salary structure targets the average pay levels of the major oil competitors. When establishing the salary structure, the Committee also reviews non-oil pay information provided by its external consultant to ensure compensation opportunity is appropriate on a broad industry basis.

- Executive salaries and proposed changes are reviewed and approved by the Committee. Pay increases under the executive salary program are generally administered on a common date (April 1), which is consistent with the increase program for the general Chevron population.

- Actual salaries vary by individual and are based on sustained performance toward achievement of Chevron's goals, objectives and strategic intents. The Committee also considers experience and current salary compared to market rates when considering salary actions.

Short-Term Incentive (Management Incentive Plan)

- The Management Incentive Plan (MIP) is an annual cash incentive plan which links awards to performance results of the prior year. Individual target awards vary by salary grade and are based on the competitive annual bonus practices of major oil competitors. Actual individual awards vary from approximately 200 percent of target to zero.

- Awards are based on the Committee's assessments of performance vs. objectives for two components: corporate results and operating company or department/staff results. For certain individuals in operating company positions, a third component of strategic business unit (SBU) results is also used in the award determination process. Each component is weighted about the same (either one-half or one-third) depending on whether or not an SBU component is included. A leadership performance factor (LPF) is used as an overall modifier to the component ratings. The LPF is based on personal contribution in achieving business results and leadership behaviors demonstrated in achieving the results. Performance assessments within each of the components are aggregate judgments; there is no specific weighting formula for each factor within a component.

- Corporate, operating company and SBU financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, return on capital employed (ROCE), cash flow and operating expense. Non-financial measures such as organizational safety performance versus objectives and reliable operations metrics are also included in the evaluation process. Results are measured against objectives and against major oil competitor results.

- An individual's key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial goals as well as targets related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors including diversity, leadership, teamwork, communication, planning and organizing, creativity and innovation, and quality improvement.

- The corporate performance assessment is the same for all MIP participants. Individuals will have different operating company, SBU and leadership performance assessments.

Long-Term Incentive (Long-Term Incentive Plan)

- The Long-Term Incentive Plan (LTIP) is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on valuations of grants made by the major oil competitors (these valuations are provided by the Committee's external consultant). Grants are typically in the form of non-qualified stock options and performance units.

- Non-Qualified Stock Options (NQSOs) are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their ultimate value depends entirely on appreciation of Chevron stock. The Committee does not grant discounted options.

- Performance Units--The ultimate value of Performance Units (denominated in shares of Chevron stock) is tied to TSR as compared to TSRs for the peer group competitors. Performance units have a three-year vesting period, with a performance modifier based on relative TSR ranking that can vary from 0 percent to 150 percent, as determined by the Committee. If Chevron's TSR is the lowest of the peer group competitors, the modifier is 0 percent; if highest, the modifier is 150 percent. Moreover, if the difference between one or more competitor's TSR and Chevron's TSR is less than one percent, the TSR ranking modifiers are averaged. Payout is in cash and is equal to the number of Performance Units, multiplied by the performance modifier, multiplied by the 20-day trailing average price of Chevron Stock at the end of the performance period.

EXECUTIVE STOCK OWNERSHIP

Chevron does not have formal stock ownership guidelines. Executives participate in Chevron's Profit Sharing/Savings Plan (a broad-based employee stock ownership and savings plan) which has a Chevron stock fund account. They also have the option to defer MIP awards and LTIP performance unit payouts into Chevron Stock units. As a result of these opportunities, the average value of Chevron Stock holdings of executives as a group is more than four times their annual salaries.

2000 CEO COMPENSATION

Base Pay

Mr. O'Reilly served as Vice Chairman of Upstream operations during 1999. Chevron had a strong year in 1999, meeting or exceeding most of its operational targets, especially in the upstream area. Worldwide liquids production and international liquids production all established new records in 1999. Mr. O'Reilly assumed the role of CEO on January 1, 2000. The Committee granted Mr. O'Reilly a salary increase to $900,000 commensurate with his new role.

Annual Bonus (MIP)

In October, Chevron and Texaco announced a merger that will create a company, ChevronTexaco Corporation, which would rank among the world's largest and most competitive international energy companies. The combined company expects to achieve annual savings of approximately $1.2 billion within six to nine months of the merger completion.

Chevron reported record profits in 2000 as operational earnings climbed to $5.4 billion, over twice the yearly objective of $2.6 billion, and the 1999 results of $2.3 billion. Higher crude and natural gas prices as well as improved U.S. refining operations were the primary drivers for the increase. West Texas Intermediate spot market oil prices averaged $30.34/bbl in 2000, up 57 percent from 1999. Henry Hub spot market natural gas prices averaged $4.23/MCF, 86 percent above last year's average. Operational ROCE was
21.7 percent. Through nine months (for which competitor data is available), operational ROCE was 20.9 percent, which placed Chevron first among the LTIP competitors.

Operating expense increased in 2000 to $6.06/bbl., up from $5.16/bbl in 1999. Absolute operating expense totaled $7.27 billion, up $1.18 billion from 1999 due to rising fuel and transportation costs. Also contributing to the increase was the company's strategy to increase well workovers in order to boost production to capture higher prices and improve earnings. Since 1991, the year this metric was established, annual operating expense has decreased 2 percent from $7.4 billion.

Upstream operations continue to grow and net worldwide oil and equivalent gas production, worldwide liquids production and international liquids production all established new records in 2000. Worldwide liquids production averaged 1,159,000 barrels a day in 2000, rising 2.8 percent over 1999. International liquids production rose 4.4 percent above 1999 levels, aided by the company's strategic acquisition of operations in Argentina and Thailand in 1999. The worldwide net proved OEG reserves replacement ratio was 152 percent. This marks Chevron's eighth consecutive year of reserves replacement in excess of 100 percent. Excluding sales and acquisitions, the reserves replacement ratio is 132 percent. Chevron reached agreement with the Republic of Kazakhstan to purchase an additional 5 percent stake in the Tengizchevroil (TCO) joint venture, increasing Chevron's share to 50 percent. The purchase was completed in January 2001. Production from the Tengiz field during the 4th quarter averaged approximately 284,000 barrels per day and is expected to average 260,000 barrels per day during 2001. More than 175 million barrels added to reserves were the result of successful discoveries in areas that included Thailand, Argentina, Nigeria, Angola, the United Kingdom and the U.S. Gulf of Mexico Shelf. In the North America Upstream business, the Gulf of Mexico Shelf business unit drilled approximately 150 wells or about 50 percent more than targeted for 2000. These efforts helped the business unit to offset the historical well declines of 40 - 50 percent, and maintained a less than 2 percent decline in production.

U.S. Downstream operational earnings doubled in 2000. Although motor gasoline sales volumes were about flat versus 1999 as consumers reacted to higher prices, volumes remained more than 3 percent above 1998 levels. Marketing sales volumes of jet and diesel increased 7 percent compared to 1999. Strong improvement was achieved in non-fuel earnings, including convenience store and credit card operations.

Caltex, the major component of the Company's international downstream segment, continued to streamline its organization in 2000, reducing manpower by over 4 percent during the year. Caltex's expansion into the fast-growing gas and power market continued with the acquisition of two power plants and city gas companies in Korea. Additionally, a major liquified petroleum gas terminal in China was completed and became operational in early 2000.

In July, Chevron combined most of its chemicals operations with those of Phillips Petroleum Company to form a 50/50 joint venture named Chevron Phillips Chemical Company. The new company, with more than $6 billion in assets, is a world-class competitor in the petrochemical industry. Synergies from the combined operations are expected to reduce annual costs by $150 million, and improve capital spending.

The merger of Chevron's equity affiliate, Dynegy Inc., with Illinova Corporation was completed in February 2000. Chevron owns 26.5% of the combined company, and Chevron's share of Dynegy earnings in 2000 totaled $119 million, a 170% increase over 1999. In addition, Chevron recorded an after-tax gain of $104 million in 2000 due to the increase in book equity that resulted from public and employee stock offerings.

Chevron became the first petroleum company to enter the fast growing energy services market with the formation of Chevron Energy Solutions. This new unit will deliver customized, cost-reducing solutions to commercial and industrial institutions worldwide. Chevron also entered into a number of Internet ventures in 2000 to exploit the business-to-business e-commerce area in the petroleum and related industries.

Based on Chevron's 2000 performance, the Committee granted Mr. O'Reilly a MIP award of $2,000,000. The MIP awards granted to Mr. O'Reilly and to the other four highest-paid officers for the past three performance years are presented in the summary compensation table which follows this report.

LONG TERM INCENTIVES (LTIP)

Chevron's LTIP grants are made under the same determination rules for all LTIP participants. Mr. O'Reilly received a stock option grant of 150,000, and 32,000 performance units from the Committee in 2000. Based on data provided by its outside consultant, the Committee believes this grant is reasonable and well within competitive practice for his level of responsibilities.

Mr. O'Reilly was granted 8,000 Performance Units in 1997 for the performance period January 1, 1998 through December 31, 2000. Chevron's TSR of 5.0 percent for this three-year period resulted in a performance unit payout of $195,376 to Mr. O'Reilly.

OTHER

The Committee also notes that Mr. O'Reilly was allocated $18,317 from his participation in Chevron's Profit Sharing/Savings Plan, a broad-based employee stock ownership plan. The allocation to this Plan was based on Chevron's 2000 income.

January 31, 2001

MANAGEMENT COMPENSATION COMMITTEE

S. H. Armacost, Chairperson
C. A. Hills                                                         C. M. Pigott
C. Tien                                                              J. A. Young

SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------

                                                               Long-Term Compensation
                                                       --------------------------------------
                                Annual Compensation      Awards              Payouts
                               --------------------------------------------------------------
                                                       Securities    Vested          Non-
                                           Bonus($)    Underlying   Performance      Stock       All Other
       Name and                 Salary      (Year      Options        Units        Award (1)    Compensation (2)
  Principal Position    Year     ($)       Earned)       (#)           ($)            ($)           ($)
----------------------------------------------------------------------------------------------------------------
 D. J. O'Reilly         2000   $862,500   $2,000,000    150,000      $195,375     $   195,375       $ 86,047
 Chairman               1999   $575,000   $  720,000    150,000      $422,355              --       $ 32,132
                        1998   $469,167   $  420,000     58,600      $399,920              --       $ 41,544

 R. H. Matzke           2000   $670,833   $1,300,000     60,000      $195,375     $   195,375       $ 66,924
 Vice-Chairman          1999   $568,525   $  750,000     60,000      $422,655              --       $ 31,875
                        1998   $527,500   $  395,000     45,500      $399,920              --       $ 46,243

 M. R. Klitten          2000   $502,892   $  700,000     45,500      $195,375     $   195,375       $ 49,594
 Vice-President         1999   $485,000   $  375,000     33,000      $422,655              --       $ 27,105
                        1998   $473,750   $  315,000     33,000      $558,378              --       $ 41,462

 P. J. Robertson        2000   $479,167   $  700,000     33,000      $195,375     $   195,375       $ 47,803
 Vice-President         1999   $444,167   $  470,000     33,000      $105,589              --       $ 50,183
                        1998   $415,000   $  259,000     33,000      $141,481              --       $ 39,727

 J. N. Sullivan         2000   $519,333   $  750,000         --      $282,208     $   282,208       $ 69,620
 Retired Vice-Chairman  1999   $764,750   $  685,000     60,000      $686,327              --       $ 42,877
                        1998   $735,000   $  545,000     58,600      $958,298              --       $ 64,293
----------------------------------------------------------------------------------------------------------------

 (1) Special award made by the Committee in January 2001 under the Long-Term Incentive Plan for performance during 1998, 1999 and 2000.

 (2) Includes Chevron's contributions to the Profit Sharing/Savings Plan and allocations under the Excess Benefit Plan for the Profit Sharing/Savings Plan. For 2000, contributions under the Profit Sharing/Savings Plan for the five named individuals were as follows: D. J. O'Reilly, $18,317, R. H. Matzke, $18,284, M. R. Klitten, $19,503, and P. J. Robertson, $19,484, and
     J. N. Sullivan, $18,284; and contributions under the Excess Benefit Plan for the five named individuals were as follows: D. J. O'Reilly, $67,730, R.
     H. Matzke, $48,640, M. R. Klitten, $30,091 and P. J. Robertson, $28,319 and
     J. N. Sullivan, $51,336.

--------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLAN--2000 PERFORMANCE UNIT AWARDS TABLE

--------------------------------------------------------------------------------

                                                                                         Estimated Future Payout (1)
                                                          Number of      Performance
                                                         Performance     Period Until   ------------------------------
                          Name                           Units Granted     Payout       Threshold    Target  Maximum
----------------------------------------------------------------------------------------------------------------------
 D. J. O'Reilly.........................................      32,000         3 Years       12,000    32,000    48,000
 R. H Matzke............................................      12,500         3 Years        4,688    12,500    18,750
 M. R. Klitten..........................................       9,700         3 Years        3,638     9,700    14,550
 P. J. Robertson........................................       7,000         3 Years        2,625     7,000    10,500
 J. N. Sullivan.........................................          --                           --        --        --
----------------------------------------------------------------------------------------------------------------------

 (1) The payout can vary depending on Chevron's TSR vs. its peer group competitors. A performance modifier provides the incentive to maximize TSR relative to the peer group competitors by modifying the payout value (e.g., the modifier is 150 percent for the highest relative TSR and 0 percent for the lowest relative TSR). Payout (in dollars) is equal to the number of units times a performance modifier based on relative TSR times the 20-day trailing average price of Chevron Stock at the end of the performance period.

--------------------------------------------------------------------------------

OPTION GRANTS IN LAST FISCAL YEAR TABLE
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                        Individual
                                          Grants
                        Number of     Percentage of
                       Securities    Total NQSOs/SARs    Exercise
                       Underlying       Granted to        or Base
                         Options       Employees in        Price      Expiration
        Name           Granted (1)         2000         (per Share)      Date
        ----          ------------- ------------------ ------------- ------------
---------------------------------------------------------------------------------
 D. J. O'Reilly            150,000         8.6           $81.5000      10/25/10

 R. H. Matzke               60,000         3.4           $81.5000      10/25/10

 M. R. Klitten              45,500         2.6           $81.5000      10/25/10

 P. J. Robertson            33,000         1.9           $81.5000      10/25/10

 J. N. Sullivan                 --          --                 --            --

 Executive Plan

 NQSO Stock Price/
   Share                                                 $81.5000

 All Optionees for
   NQSOs                 1,751,500

 All Stockholders      641,042,642

 Optionee Gain as %
   of All
   Stockholders'
   Gain(2)
---------------------------------------------------------------------------------

---------------------  --------------------------------------------------------

                            Potential Realizable Value After 10 Years
                                based on Assumed Compounded Annual
                                Rates of Stock Price Appreciation

        Name            0% per Year      5% per Year         10% per Year
        ----           -------------   ---------------      ---------------
---------------------  --------------------------------------------------------
 D. J. O'Reilly          $     --      $     7,688,237      $    19,483,502
 R. H. Matzke            $     --      $     3,075,295      $     7,793,401
 M. R. Klitten           $     --      $     2,232,099      $     5,909,995
 P. J. Robertson         $     --      $     1,691,412      $     4,286,370
 J. N. Sullivan          $     --      $            --      $            --
 Executive Plan
 NQSO Stock Price/
   Share                 $81.5000      $      132.7549      $      211.3990
 All Optionees for
   NQSOs                               $    89,772.979      $   227,502,353
 All Stockholders                      $32,856,584,257      $83,265,035,499
 Optionee Gain as %
   of All
   Stockholders'
   Gain(2)                                         0.3%                 0.3%
---------------------------------------------------------------------------------

 (1) NQSOs have a 10-year term and are 100 percent vested one year after date of grant. The exercise price is a fair market value on the date of grant.

 (2) Represents the potential aggregate increase in market capitalization of Chevron based upon the 641,042,642 outstanding shares of Chevron Stock as of December 31, 2000.

--------------------------------------------------------------------------------

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES TABLE

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Value of Unexercised
                                              Shares                       Unexercised Shares            In-the-Money Shares
                                            Acquired on     Value     ----------------------------- -----------------------------
                   Name                      Exercise      Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
                   ----                    ------------- ------------ ------------- --------------- ------------- ---------------
---------------------------------------------------------------------------------------------------------------------------------

 D. J. O'Reilly                                    --              --    320,900        150,000      $3,101,646      $441,000

 R. H. Matzke                                  16,000       $ 902,848    253,500         60,000      $4,695,365      $176,400

 M. R. Klitten                                     --              --    233,600         45,500      $5,300,064      $133,770

 P. J. Robertson                                   --              --    153,400         33,000      $2,169,701      $ 97,020

 J. N. Sullivan                               172,200      $8,874,861    256,600             --      $3,162,654      $     --
---------------------------------------------------------------------------------------------------------------------------------

PENSION PLAN TABLE

-----------------------------------------------------------------------------------------------------------------------------
                                                                Years of Credited Service
                            -------------------------------------------------------------------------------------------------
       Remuneration                   25                       30                       35                       40
-----------------------------------------------------------------------------------------------------------------------------
        $1,000,000                 $390,500                $  458,000               $  525,500               $  681,700
        $1,250,000                 $488,100                $  572,500               $  656,900               $  852,100
        $1,500,000                 $585,800                $  687,000               $  788,300               $1,022,600
        $1,750,000                 $683,400                $  801,500               $  919,600               $1,193,000
        $2,000,000                 $781,000                $  916,000               $1,051,000               $1,363,500
        $2,250,000                 $878,700                $1,030,500               $1,182,400               $1,533,900
        $2,500,000                 $976,300                $1,145,000               $1,313,800               $1,704,400
-----------------------------------------------------------------------------------------------------------------------------

The table above illustrates the approximate annual pension that the named executive officers in the Summary Compensation Table would receive under the Chevron Retirement Plan and the Retirement Plan portion of the Excess Benefit Plan if the plans remained in effect and the named executive officers retired at age 65 and elected an individual life pension. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

Mr. Sullivan retired in September with 40 years of credited service. If the other named executive officers remain employees until they reach age 65, the years of credited service will be as follows: D.J. O'Reilly, 40 years; R.H. Matzke, 40 years; M.R. Klitten, 39 years; and P.J. Robertson, 38 years. The amounts set forth in the table above do not include modest reductions to reflect the offset for federal social security benefits required by the Retirement Plan.

The Retirement Plan is a defined benefit pension plan. Eligible employees of Chevron and consolidated subsidiaries automatically participate in the Plan and start accruing benefits from their first day of employment. Eligible employees become fully vested in their pension benefits after completing five years of service.

Pension benefits are calculated on a "final average pay formula" based on the length of credited service and the annual average of the highest 36 consecutive months of earnings. For executive officers, earnings include MIP awards and generally correspond with the combined amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation table on page 18. The same 36 consecutive month period is used to determine the highest average earnings for both salary and MIP awards.

The total pension benefit is equal to the sum of 1.4 percent of average earnings (less $600) multiplied by years of credited service prior to July 1, 1971; plus
1.35 percent of average earnings multiplied by years of credited service after June 30, 1971 and prior to July 1, 1986; plus 1.6 percent of average earnings multiplied by years of credited service after June 30, 1986. The basic pension is reduced by a portion of the federal social security benefit. Employees of acquired companies might receive benefits calculated under different formulas for their service under plans merged into the Retirement Plan. Benefits under the Retirement Plan are payable monthly in the form of an individual life pension upon retirement at age 65, although reduced benefits are available to eligible employees who terminate employment before attaining age 65. Instead of an individual life pension, eligible employees may elect to receive a 50 percent or 100 percent joint-and-survivor pension, or a lump sum payment. Other forms of distribution are available under the Excess Benefit Plan.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

In the event of a change in control, executive officers of Chevron are generally entitled to the following enhanced benefits:

- unvested benefits under retirement plans become fully vested

- outstanding stock options are converted into options of the surviving company

- payouts on outstanding performance units must be at least equal to target amounts

- MIP bonuses for the year in which the change of control occurs must be at least equal to target amounts.

If executive officers are terminated other than for cause (or resigns as a result of a demotion), they will receive:

- severance benefits up to a maximum of three years salary and MIP bonus

- immediate vesting of any unvested stock options

- immediate vesting on a pro rated basis for other incentive awards such as performance units and MIP bonuses

- gross up payments for excise tax liability, if any

- insurance coverage protected for two years

- a trust fund established to secure payment of any vested, but unpaid benefits.

As defined by the By-Law amendment, a "change in control" would occur if: (1) Anyone acquired 20 percent or more of Chevron's stock (other than from the Corporation itself); or (2) The current Directors and those elected in normal circumstances cease to be a majority; or (3) A merger or other business combination occurs and Chevron's stockholders receive less than 55 percent of the resulting equity.

PERFORMANCE GRAPH

The stock performance graph below was prepared from data provided by Standard & Poor's Compustat group. It shows how an initial investment of $100 in Chevron Stock would have compared to an equal investment in the S&P 500 Index or the Competitor Peer Group indexes. The Competitor Peer Group companies are those with which Chevron competes directly and against which for a number of years it has measured its performance for purposes of calculating grants under its Management Incentive Plan and its Long-Term Incentive Plan. The comparison covers a five-year period beginning December 31, 1995 and ending December 31, 2000 and is weighted by market capitalization as of the beginning of each year. It includes the reinvestment of all dividends that an investor would be entitled to receive, with the reinvestment made on the ex-dividend trading date. The interim measurement points show the value of $100 invested on December 31, 1995 as of the end of each year between 1995 and 2000.

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------
                        1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
 Chevron Corp            100     128.45    157.00    174.36    187.35    188.42
 S&P 500 Index           100     122.96    163.98    210.85    255.21    231.98
 Peer Group #1           100     122.36    149.89    180.75    220.21    220.76
 Peer Group #2           100     123.20    153.52    172.59    213.28    214.69
--------------------------------------------------------------------------------

(*) Competitor Peer Group 1 is comprised of Amoco Corp. (96 - 98), Atlantic Richfield Co., BP Amoco PLC-ADS (99 only), Exxon Mobil Corp., Mobil Corp. (96 - 98) and Texaco Inc.
(**) To better reflect the primary competition in the marketplace where Chevron operates, the Management Compensation Committee changed the Peer Group to be Amoco Corp. (95 - 98), Atlantic Richfield Co., BP Amoco PLC-ADS (99 only), Exxon Mobil Corp., Mobil Corp. (95 - 98), Royal Dutch Petroleum--NY Reg and Texaco Inc. The SEC's rules require Chevron to show the performance of both of these Competitor Peer Groups for the five-year period from 1995 to 2000.

MATTERS RELATING TO TEXACO INC.
--------------------------------------------------------------------------------

THE PROPOSED MERGER

On October 15, 2000, Chevron entered into a merger agreement with Texaco. Pursuant to the terms of this agreement, a subsidiary of Chevron will merge with Texaco so that Texaco becomes a wholly owned subsidiary of Chevron, and Chevron will change its name to ChevronTexaco. As a result of the merger, Chevron stockholders will own approximately 61 percent of the combined equity, and Texaco shareholders will own about 39 percent. The merger is conditioned, among other things, on stockholders' approval for both companies, pooling accounting treatment for the merger and regulatory approvals of government agencies such as the U.S. Federal Trade Commission.

Chevron and Texaco will file a proxy statement/prospectus concerning the proposed merger with the SEC. The proxy statement will be mailed to Chevron stockholders in anticipation of a special meeting to be held to vote on the merger. In addition, you will be able to obtain the document free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by Chevron free of charge by requesting them in writing from the Corporate Secretary, Chevron Corporation, 575 Market Street, San Francisco, CA 94105, or by telephone at (415) 894-2965. We urge you to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, because they will contain important information.

BENEFICIAL OWNERSHIP OF CHEVRON STOCK

In connection with the merger agreement, on October 15, 2000, Chevron and Texaco entered into a Stock Option Agreement pursuant to which Chevron granted Texaco an option to purchase up to 127,000,000 shares of Chevron Stock. This option becomes exercisable in the event that the merger agreement is terminated under specific circumstances. Texaco has granted Chevron a substantially similar stock option with respect to Texaco common stock. As a result of this option, Texaco may be deemed to be the beneficial owner of 127,000,000 shares of Chevron Stock which represents approximately 19.8 percent of Chevron's currently outstanding common stock.

BUSINESS RELATIONSHIPS BETWEEN CHEVRON AND TEXACO

Chevron and its subsidiaries operate in many of the same or similar lines of business as Texaco and its subsidiaries. As is typical in the oil and gas industry, in 2000 numerous transactions occurred in the ordinary course of business between Chevron and its subsidiaries and Texaco and its subsidiaries. Similar transactions are expected to occur in 2001. The following is a summary of the business relationships and transactions between Chevron and Texaco.

THE CALTEX GROUP OF COMPANIES

Chevron and Texaco each hold a 50 percent interest in the Caltex group of companies, which consists of

- Caltex Corporation, which, through its subsidiaries and affiliates, conducts refining, trading and marketing activities principally in Asia, Africa, the Middle East, Australia and New Zealand;

- P.T. Caltex Pacific Indonesia, an exploration and production company operating in Indonesia; and

- American Overseas Petroleum Limited, which, through its subsidiary, manages operations in Indonesia.

Chevron and Texaco created the Caltex group of companies in 1936. For more information about the Caltex group of companies, please see the financial statements and related notes contained in the 2000 annual report.

FUEL AND MARINE MARKETING LLC (FAMM)

Chevron and Texaco formed FAMM in 1998. FAMM is a joint venture which purchases residual fuel oil from Chevron and Texaco, including the residual fuel output of Chevron's and Texaco's refineries worldwide, and other suppliers and markets that fuel to marine vessel operators, power plants and other industrial users. FAMM also conducts research, development and marketing of marine lubricants, coolants and other maritime products. Texaco holds 69 percent of FAMM and Chevron owns 31 percent. For more information about FAMM, please see the financial statements and related notes contained in the 2000 annual report.

P.T. MANDAU CIPTA TENAGA NUSANTARA

Chevron and Texaco formed P. T. Mandau Cipta Tenaga Nusantara, or MCTN, in 1998. MCTN is an Indonesian company which provides steam and electricity supply for operations in Indonesia. Chevron and Texaco each hold 47.5 percent of MCTN.

OTHER TRANSACTIONS IN THE ORDINARY COURSE OF BUSINESS

In addition to the foregoing business ventures, in 2000 Chevron and its subsidiaries engaged in transactions with Texaco and its subsidiaries which included crude oil purchases, sales of chemicals, sales of lube oils, sales of mineral oils, sales and purchases of natural gas, services and various other product purchases that amounted in aggregate to approximately $X,XXX,XXX.

INCREASE SHARES OF CHEVRON STOCK
--------------------------------------------------------------------------------
(Item 2 on the proxy form)

Your Board unanimously recommends amending Chevron's Restated Certificate of Incorporation to increase the number of authorized shares of seventy-five cents ($0.75) par value common stock from two billion (2,000,000,000) to four billion (4,000,000,000), subject to stockholder approval and consummation of the merger between Chevron and Texaco. The resolution in its entirety states:

"RESOLVED: That subject to stockholder approval and consummation of the merger between Chevron and Texaco, the Restated Certificate of Incorporation is hereby amended by deleting in its entirety the first paragraph of the existing Article IV of the Restated Certificate and substituting the following:

"The total of shares of all classes of stock which the Corporation shall have authority to issue is four billion one hundred million (4,100,000,000) of which one hundred million (100,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, and four billion (4,000,000,000) shares shall be Common Stock of the par value of seventy-five cents ($0.75) per share."

As of the February 26, 2001 XXX,XXX,XXX shares of Chevron Stock were outstanding and XX,XXX,XXX were held in treasury. The proposed amendment would not increase the authorized number of shares of Preferred Stock. There are no shares of Preferred Stock outstanding.

If you approve the increase in authorized shares, there will be approximately X,XXX,XXX,XXX authorized but unissued shares available for future utilization. Approximately XXX,XXX,XXX shares will be issued. Although Chevron has no present plan to issue any of the unissued shares except for the proposed merger between Chevron and Texaco, the additional shares would be available for the declaration of stock splits, stock dividends, acquisitions and any other proper corporate purpose. Chevron stockholders have no preemptive rights with respect to the issuance of additional shares of Chevron Stock. Once authorized in the Restated Certificate of Incorporation, your Board may issue shares of Chevron Stock without further authorization by the stockholders unless Chevron is required to obtain stockholder approval by applicable law or stock exchange regulations.

The primary reason Chevron is seeking your approval to increase the number of authorized shares is to facilitate a stock dividend or stock split at a later date, without specific stockholder approval.

At the present time, Chevron has a sufficient number of authorized shares to effectuate a stock split. However, if and when the merger with Texaco is completed, the number of authorized but unissued shares of Chevron stock will be reduced. In addition, the number of shares needed to effectuate a stock split will be increased. These effects will result from the issuance of Chevron stock to the Texaco stockholders in the merger. This proposed amendment will ensure that Chevron has the authorized shares necessary to facilitate a stock split at a later date following completion of the merger. This amendment will not become effective until the merger with Texaco is completed. Furthermore, if the merger with Texaco is not completed for any reason, the proposed amendment will be abandoned and will not become effective notwithstanding your approval of the amendment.

Chevron last split its stock in 1994. While Chevron has no present intent to effect a stock split, if the proposal is adopted, it may do so at any time your Board believes it to be in the best interests of Chevron and its stockholders.

Chevron could also use the additional shares for acquisitions when its shares constitute an attractive "currency" for payment, such as with the pending merger with Texaco, which contemplates the exchange 0.77 shares of Chevron Stock for each outstanding share of Texaco common stock.

Chevron could use the additional shares in part to fund its broad-based profit sharing plan or its incentive compensation plans for senior management. In addition, the shares could be used to raise additional equity capital. However, Chevron does not foresee the need to use the shares for these purposes.

The New York Stock Exchange, on which Chevron Stock is listed, places some limitations on the use of authorized stock, which Chevron plans to follow. These include the requirement of stockholder approval for the issuance of shares to officers or directors and in situations in which the number of new shares to be issued in an acquisition or capital raising transaction would equal or exceed twenty percent of the outstanding common stock. The purpose of these NYSE requirements is to give stockholders control over events that could significantly dilute the value of their equity interests or result in excessive compensation to corporation insiders. Chevron plans to maintain the listing of its shares on the NYSE; and, therefore, these NYSE protections will remain intact."

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

RATIFICATION OF ACCOUNTANTS
--------------------------------------------------------------------------------
(Item 3 on the proxy form)

The Board's Audit Committee, which is composed entirely of non-employee Directors, has selected PricewaterhouseCoopers LLP as independent public accountants to audit the books, records and accounts of Chevron and its subsidiaries for the year 2001. Your Board has endorsed this appointment.

PricewaterhouseCoopers LLP has audited the consolidated financial statements of Chevron for many years and during the year ended December 31, 2000 provided both audit and nonaudit services.

AUDIT FEES

Fees for the calendar year 2000 audit of Chevron's consolidated financial statements and the reviews of quarterly reports on Form 10-Q were $X,XXX,XXX of which an aggregate amount of $X,XXX,XXX had been billed through December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

Aggregate fees for financial information systems design and implementation were $X,XXX,XXX during the year ended December 31, 2000.

ALL OTHER FEES

Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP were $XX,XXX,XXX during the year ended December 31, 2000. These services included:

- assistance with 1933 Securities Act filings and accounting technical advice;

- audits and review of specific financial and statistical information in connection with contracts and other agreements;

- income tax consulting;

- employee benefit advisory and administration services; and

- other management consulting services.

All audit and nonaudit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor's independence.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

If the stockholders do not approve the appointment of PricewaterhouseCoopers LLP, the Audit Committee will select another firm of auditors for the ensuing year.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                      (This page intentionally left blank)

SUBMISSION OF FUTURE STOCKHOLDER
PROPOSALS
--------------------------------------------------------------------------------

Chevron's Restated Certificate of Incorporation precludes taking action on any proposal that is not included in the proxy statement unless the Board decides to waive the restriction.

If a stockholder wishes to present a proposal for action at the Annual Meeting of Stockholders in 2002, the proponent and the proposal must comply with the proxy proposal submission rules of the U.S. Securities and Exchange Commission. One of the requirements is that the proposal be received by the Corporate Secretary no later than November XX, 2001. Proposals we receive after that date will not be included in the proxy statement or acted upon at the 2002 Annual Meeting. We urge stockholders to submit proposals by Certified Mail--Return Receipt Requested.

You may obtain a copy of the current rules for submitting stockholder proposals from the U.S. Securities and Exchange Commissions at:

    U.S. Securities and Exchange Commission
    Division of Corporation Finance
    450 Fifth Street, N.W.
    Washington, DC 20549

or through the Commission's internet site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

Chevron prints qualifying proposals in the proxy statement in the form that we receive them. We do not print the name, address and share ownership of the stockholder submitting a qualifying proposals but will promptly send the information upon oral or written request.

STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL TO ELIMINATE BIOACCUMULATIVE HALOGENATED POLLUTANTS (Item 4 on the proxy form)

WHEREAS:

PCBs, PBBs, dioxins, polybrominated diphenyl ethers (PBDEs) and many similar chemicals containing chlorine or bromine are extremely toxic and bioaccumulate in food and mother's milk to levels that cause effects in children and disproportionately affect health in many communities of color;

The Environmental Protection Agency has found that any emission of these extremely toxic pollutants is of concern, and many governments are working toward their virtual elimination, however, companies are not required to develop and report options for eliminating these pollutants under existing federal laws;

Exposure to these pollutants is associated with many health effects, which in the case of dioxins may include cancer, diabetes, endometriosis, a range of childhood learning problems, and other effects;

These pollutants are often created inadvertently, by reactions involving chlorine or bromine, in many industrial processes;

Generating these pollutants is now known to be unnecessary and costly to companies and economies, because their generation can be eliminated cost effectively with sound planning based on sound information;

Processes used by Chevron refineries generate these pollutants, including PCBs and dioxins, among the most toxic synthetic chemicals known, and Chevron's mission to create superior value, and the company's goal to be an industry leader in health performance, indicate that we should lead in sharing information about the virtual elimination of these pollutants.

Therefore, be it resolved that the shareholders request that Chevron:

1. Adopt a plan for virtual elimination of bioaccumulative halogenated pollutants at its major facilities which identifies, for each facility, all inputs and uses of chlorine and bromine, any sources of dioxin and other bioaccumulative pollutants containing these halogens in the facility, and any options that may eliminate the generation of these pollutants and

2. Provide a summary report to shareholders on these virtual elimination options annually.

SUPPORTING STATEMENT

This policy makes business sense because preventing pollution is cost effective in the short term and avoids costly long-term liabilities related to toxic chemical exposures.

Ethically this is the right thing for our company to do because children and other family members are sick in disproportionately exposed communities near its facilities, and our actions can prevent some exposures.

It will improve our company's image if Chevron goes beyond its existing policy to minimize pollution and joins the new efforts for virtual elimination of toxic and bioaccumulative pollutants.

YOUR BOARD'S RECOMMENDATION AGAINST THE PROPOSAL TO ELIMINATE BIOACCUMULATIVE HALOGENATED POLLUTANTS

Our existing Policy 530 and Protecting People and the Environment program established in 1992, together with associated operating, communication and management practices, address the concerns raised in the proposal. We have continually anticipated and responded to heightened stakeholder expectations in the areas of health, safety and the environment. We are proud of our efforts and continue to work hard to ensure our policies, practices and plans in this area remain unsurpassed.

Chevron does not directly manufacture products such as PCB, PBB, polybrominated diphenyl ethers (PBDE), dioxin or other so-called bioaccumulative halogenated compounds. They are present in the environment from a multitude of different sources. Because some chlorine and bromine, which are precursors of these compounds, are present as naturally occurring contaminants or in raw materials we use, it is possible that extremely small quantities of these compounds might be formed and be emitted from our industrial processes. However, we believe that these trace emissions do not pose a real health risk to our employees or the communities around our facilities.

Oil refineries are not a significant source of exposure to dioxin. A recent EPA study tentatively concludes that dioxin exposure is remarkably uniform in the U.S. population and depends primarily on dietary habits.

Our Policy 530 and Protecting People and the Environment program provide a systematic approach for managing health, safety and environmental affairs. Implementation of the pollution prevention element of the program commits our facilities to have operational practices in place to identify, minimize and prevent pollution. Practices include identification of potential sources of emissions, assessment of exposures and health risks, and implementation of plans to minimize or eliminate the emissions.

We are also complying with new U.S. Toxic Release Inventory requirements, which for the year 2000 include the annual reporting of facility release data of certain persistent toxic materials including bioaccumulative halogenated pollutants. This information will be publicly available in 2001 from the EPA's web site.

Policy 530 also commits us to work with public representatives and to encourage the development of regulations that are based on sound science and consider cost-benefit principles. We are supporting the development of EPA strategies for bioaccumulative halogenated compounds. These strategies will help to quantify possible sources of emissions, assess potential impacts and provide action plans for priority sources.

We believe that our Policy 530 and Protecting People and the Environment program address the concerns raised in this proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL TO REPORT ON POTENTIAL ENVIRONMENTAL DAMAGE TO ANWR (Item 5 on the proxy form)

WHEREAS: the Arctic National Wildlife Refuge (the "Refuge") is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife, including large populations of caribou, muskoxen, polar bears, snow geese and 180 species of other migratory birds;

Interior Secretary Bruce Babbitt has likened drilling in the Refuge to damming up the Grand Canyon;

The coastal plain of the Arctic Refuge is the only section of Alaska's entire North Slope not open for oil and gas exploration and production;

RESOLVED, the Shareholders request that Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company proceeding with plans to drill for oil and gas in the coastal plain of the Arctic National Wildlife Refuge. The report should also cover the financial costs of the plan and the expected return.

SUPPORTING STATEMENT

"Ninety-five percent of Alaska's most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness that make up the rest of this invaluable part of our American heritage." --President Jimmy Carter (1995)

Once part of the largest intact wilderness area in the United States, America's Arctic now hosts one of the world's largest industrial complexes. Oil companies already have access to 95 percent of the North Slope. More than 1500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations on the North Slope annually emit roughly 43,000 tons of oxides of nitrogen, which contribute to smog and acid rain.

The coastal plain is the biological heart of the Refuge, to which the vast Porcupine River caribou herd migrate each spring to give birth. The Department of Interior has concluded that development in the coastal plain would result in major adverse impacts on the caribou population. According to the Alaska Department of Fish and Game caribou inhabiting the oil fields do not thrive as well as members of the same herd that seldom encounter oil-related facilities.

The coastal plain is the most important onshore denning area for the entire South Beaufort Sea polar bear population and serves as crucial habitat for muskoxen and for at least 134 bird species that gather there for breeding, nesting and migratory activities.

Balanced against these priceless resources is the small potential for economically recoverable oil in the coastal plain. In fact the most recent federal estimate predicted that only 2.4 billion barrels would be economically recoverable in the coastal plain--less than 6 months worth of oil for the United States.

Vote YES for this proposal which will improve our Company's reputation as a leader in environmentally responsible energy recovery.

YOUR BOARD'S RECOMMENDATION AGAINST THE PROPOSAL TO REPORT ON POTENTIAL ENVIRONMENTAL DAMAGE TO ANWR

We believe that opening the ANWR Coastal Plain to oil and gas operations would be a responsible step in implementing a comprehensive national energy policy, more fully described on our web site at www.chevron.com. It would help assure secure U.S. energy supplies, which are necessary to support economic growth and an improved quality of life. Allowing access to ANWR's resources would acknowledge that recent advancements in technology permit discovery and development of energy resources with minimal environmental impact, and it would represent a new national commitment to reasonable and balanced use of the country's resources.

The ANWR Coastal Plain could hold more oil than Prudhoe Bay, the largest U.S. field. The U.S. Geological Survey's 1998 estimate of in-place reserves in the ANWR Coastal Plain area ranges from 11.6 to 31.5 billion barrels of oil, and as much as 14.5 trillion cubic feet of gas. At peak production, approximately 30 percent of domestic oil was produced in and around Prudhoe Bay. We believe that ANWR Coastal Plain production could be equally significant as a secure energy source.

Producing these reserves would offer major economic benefits for the U.S., which currently imports more than 50 percent of its oil and is increasingly dependent on natural gas imports. ANWR Coastal Plain production would help reduce this dependency and the related trade deficit. It would also earn the U.S. Treasury billions of dollars a year from lease sales and production royalties. Opening the ANWR Coastal Plain would mean jobs. A large oil discovery could create several hundred thousand jobs across the country to support development efforts.

Should oil and gas operations in the ANWR Coastal Plain be allowed, they would be carried out in a manner compatible with the environment and wildlife. Many decades of exploration and production operations in arctic Alaska--much of it next door at the Prudhoe Bay field--confirm this. These operations have not harmed the area's caribou population--in fact they have thrived. The central Arctic caribou herd that grazes in the Prudhoe Bay field is several times larger than when oil development began in the early 1970s. State biologists estimate the herd has swelled to 27,000, up 35 percent from the last survey in 1997.

We respect the opinions of those who feel that no amount of economic benefit should be allowed to outweigh risk to the ANWR environment. But we are confident both economic and environmental stewardship can be achieved in ANWR. We are expressly committed to conducting our business in a socially responsible and ethical manner that protects safety, health and the environment. This commitment is spelled out in our Policy 530 and Protecting People and the Environment program. Our operations in some of the most sensitive environments in the world evidence this commitment.

We have already explored in the area on lands leased from the native-owned Arctic Slope Regional Corporation, under plans reviewed by the U.S. Fish and Wildlife Service as well as other state and federal agencies. These plans ensured that our work would not have a significant adverse effect on the wildlife, its habitat or the environment. We would conduct any future operations on the ANWR Coastal Plain in a similarly responsible manner. Exploration in the Arctic is conducted during the winter months using ice roads and ice pads, which melt and are virtually undetectable by summer. Well pad designs and new directional and extended reach drilling technology allow numerous production wells to be drilled at an angle from a single small gravel pad.

We believe that oil and gas development in the ANWR Coastal Plain can take place in a responsible manner, without degradation to the environment, and will help to fulfill the nation's need for additional dependable energy supplies.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

STOCKHOLDER PROPOSAL TO REPORT ON GREENHOUSE GAS EMISSIONS
(Item 6 on the proxy form)

WHEREAS:
The overwhelming majority of independent, peer-reviewed atmospheric scientists agree that global warming is a real, existing problem, posing serious challenges to our country;
The Intergovernmental Panel on Climate Change, composed of more than 2000 government selected scientists, warns that global warming caused by burning fossil fuels and emitting greenhouse gases is already under way;
More frequent and deadly heat waves have claimed the lives of increasing numbers of poor, asthmatic and elderly people nationwide;
Spring comes a week earlier across the Northern Hemisphere than it did 30 years ago;
Severe rainstorms have grown by almost 20%;
The Arctic ice sheet is in many places 40 inches thinner than its normal 10 ft; Warmer waters have bleached coral reefs around the globe;
Glaciers are melting;
Sea levels are rising.

WE BELIEVE:
In order to leave the children of the world a safe and healthy environment, and protect threatened plants and animals, it is time for Chevron to live up to its responsibility as a producer of the pollution which causes global warming. A variety of companies including Enron, BP Amoco, 3M, Toyota and others have stated that they "accept the views of most scientists that enough is known about the science and environmental impacts of climate change for us to take actions to address its consequences." These companies are preparing for the future now by taking the concrete steps necessary to assess their opportunities for reducing the amount of carbon pollution they produce. Failing to rise to the challenge set by these industry leaders will hurt our company's competitiveness and cost our shareholders increasing amounts of money.

RESOLVED: that the shareholders of Chevron request that the Board of Directors report (at reasonable costs and omitting proprietary information), to shareholders by August 2001, on the greenhouse gas emissions from our company's own operations and products, including (with dollar amounts where relevant) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, and (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions for damages associated with climate change.

SUPPORTING STATEMENT
We believe that Chevron is exposing its shareholders to financial risk by continuing to produce unnecessary amounts of the pollution which causes global warming, even as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that will penalize excessive carbon polluters. Furthermore, we believe that our company is using shareholder money for advertising and lobbying to suggest that the problem of global warming is exaggerated, not real, or too costly to deal with; and thus using our prestige and influence to obstruct efforts to address climate change.

YOUR BOARD'S RECOMMENDATION AGAINST THE PROPOSAL TO REPORT ON GREENHOUSE GAS EMISSIONS

We are concerned about the possible effects of climate change on future generations. That's why our Policy 530 and Protecting People and the Environment program obligate us to reduce our energy use and greenhouse gas emissions, as described in our statement, "Position On Global Climate Change," on our web site, www.chevron.com.

We understand the concerns about the greenhouse gases emitted during combustion of fossil fuels, but we also must provide energy products vital to the growth of the world's economies. We believe we are doing our part to slow the worldwide increase in greenhouse gas emissions through efforts such as these:

- In 2001, we are improving our tracking of greenhouse gas emissions to produce more accurate baselines against which we can benchmark future efforts to reduce emissions.

- From 1998 to 1999, while our worldwide production increased 2.6 percent, total emissions were effectively unchanged. Also our emissions per unit of production have declined over the past five years.

- Our total greenhouse gas emissions in the developed countries are declining and are currently more than 10 percent below 1990 levels.

- Since 1991, Chevron has improved overall energy efficiency by about 17 percent.

- We are leading billion-dollar-plus efforts to reduce gas flaring from our operations in Africa. Our Escravos Natural Gas Plant in Nigeria processes about 300 million cubic feet per day of gas that otherwise would be flared. Also we are designing the West Africa Gas Pipeline that will reduce emissions by an additional 100 million metric tons over its 20-year project life.

- We are co-sponsoring a project to develop new carbon dioxide separation and geologic sequestration technology, and we are developing hydrocarbon fuels and reformer technology for fuel cells.

- We are working with U.S. governmental officials to establish incentives for companies to develop and receive credit for projects that reduce greenhouse gas emissions. We do not directly support organizations that claim global warming is unimportant.

We believe that our Policy 530 and Protecting People and the Environment program and our current operational, reporting and management practices address the issues raised in this proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

OTHER MATTERS
--------------------------------------------------------------------------------

Your Board does not know of any other matter that will be presented for consideration at the 2001 Annual Meeting. Unless your Board otherwise permits, only the matters described in this Notice of the 2001 Annual Meeting and the 2001 Proxy Statement will be voted upon at the Annual Meeting. If any other matter does properly come before the 2001 Annual Meeting, the proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

                                 [CHEVRON LOGO]
                             YOUR VOTE IS IMPORTANT

                        PLEASE VOTE AS SOON AS POSSIBLE

APPENDIX A: AUDIT COMMITTEE CHARTER
--------------------------------------------------------------------------------

Committee Charter
AUDIT COMMITTEE
(Committee of the Board of Directors)

Membership:
S. Ginn, Chairman
J. Bennett Johnston
C. Rice
F. A. Shrontz

Secretary, J. A. Aleveras

PURPOSE

The Audit Committee's purpose is to assist the Board of Directors in fulfilling its responsibility to oversee management's implementation of Chevron Corporation's financial reporting process.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation and the power to retain outside counsel, auditors, or other experts for this purpose.

The Committee's function is one of oversight recognizing that the Corporation's management is responsible for preparing the Corporation's financial statements, and the independent auditor is responsible for auditing those statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent auditor's work.

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and its membership shall meet the qualification requirements of the New York Stock Exchange Listed Company Manual.

Accordingly,

1. Members shall have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation; and

2. Members shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee; and

3. At least one member of the Committee shall have accounting or related financial management expertise.

RESPONSIBILITIES

The following shall be the common recurring responsibilities of the Committee in carrying out its oversight function. These responsibilities are set forth below as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1. Subject to ratification by the Board and the shareholders of the Corporation, the Committee shall select and employ a firm of certified public accountants to serve as the independent auditor. The independent auditor is ultimately responsible to the Board and the Committee. The independent auditor shall audit the books and accounts of the Corporation and its subsidiaries for the fiscal year for which it is appointed.

2. The Committee shall review and discuss with management and the independent auditor the audited financial statements to be included in the Corporation's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K).

3. The Committee shall review and discuss with the independent auditor the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications).

4. As a whole, or through the Committee chair, the Committee shall review and discuss with management and the independent auditor the Corporation's interim financial results to be included in the Corporation's quarterly reports filed with the Securities and Exchange Commission, and the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90. This review shall occur prior to the Corporation's filing of the Form 10-Q.

5. Regarding auditor independence, the Committee shall:

        -- request annually from the independent auditor a formal written statement delineating all relationships between the auditor and the Corporation consistent with Independence Standards Board Standard Number 1;

        -- discuss with the independent auditor any such disclosed relationships and their impact on the auditor's independence; and

        -- recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence.

6. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual stockholders' meeting proxy statement.

7. The Committee shall review the annual findings of the Corporate Compliance Committee regarding adherence to corporate policies and review processes in place relating to training, monitoring, and reporting of policy compliance. The Committee shall communicate the findings and status of the Corporate Compliance Committee to the Board.

PROCEDURES

The Chairman of the Committee shall establish such rules as may from time to time be necessary and proper for the conduct and business of the Committee.

        APPROVED: Board of Directors

        DATE: May 31, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF CHEVRON CORPORATION

The undersigned stockholder of Chevron Corporation hereby appoints Samuel H. Armacost, Carla A. Hills and David J. O'Reilly, and each of them, proxy holders of the undersigned each with the power of substitution to represent and to vote all the shares of common stock of Chevron Corporation held of record by the undersigned on February 26, 2001, at Chevron's Annual Meeting of Stockholders to be held on April 25, 2001, and any adjournment thereof. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board's recommendations. The proxy holders will vote on such other matters as may properly come before the meeting unless the undersigned strikes out this sentence.

       (Continued, and to be marked, dated and signed, on the other side)
--------------------------------------------------------------------------------

                                                                  [CHEVRON LOGO]

Dear Stockholder:

The top portion of this card is your 2001 Chevron Corporation proxy. It is important that you vote your shares. You may vote by telephone, by the Internet or by mail. If you wish to vote by telephone or by the Internet, instructions are printed on the reverse side of this card. If you wish to vote by mail, mark, sign, date and return the proxy (the top portion of this card) using the enclosed envelope.

The lower portion of this card is your 2001 Annual Meeting Ticket. I invite you to attend Chevron's 2001 Stockholders' Meeting at the Los Angeles Marriott Downtown, 333 South Figueroa Street, Los Angeles, California. Please bring this ticket with you to the Stockholders' Meeting. It is your parking and admission ticket.

Sincerely,





Lydia I. Beebe
Corporate Secretary



2001 ANNUAL STOCKHOLDERS' MEETING TICKET               CHEVRON

               - Meeting Date:               April 25, 2001
               - Meeting Time:               9:30 a.m. (doors open at 8:30 a.m.)
               - Meeting Location:           Los Angeles Marriott Downtown
                                             333 South Figueroa Street
                                             Los Angeles, California


                   This is your parking and admission ticket.
          Please have it out and available when you enter the meeting.


Note: Cameras, tape recorders, cell phones, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. For your protection, all briefcases, purses, packages, etc. will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you.
                 (See reverse side for additional information.)

YOUR BOARD RECOMMENDS FOR AND YOUR PROXY HOLDERS WILL VOTE FOR THE ELECTION OF THE FOLLOWING DIRECTORS UNLESS YOU DIRECT OTHERWISE:
1.  S. H. Armacost, S. L. Ginn, C. A. Hills, J. B. Johnston, R. H. Matzke,
    D. J. O'Reilly, F. A. Shrontz, C. Ware and J. A. Young


    To vote for all nominees,      To withhold authority to vote for
    check this box. [ ]            all nominees, check this box [ ]

To withhold authority to vote for any individual nominee while voting for the remainder, write that nominee's name in the following space: __________________


YOUR BOARD RECOMMENDS FOR AND YOUR PROXY HOLDERS WILL VOTE FOR THE FOLLOWING UNLESS YOU DIRECT OTHERWISE:
2.  Increase Shares of Chevron Stock     For [ ] Against [ ] Abstain [ ]
3.  Ratification of Accountants          For [ ] Against [ ] Abstain [ ]

YOUR BOARD RECOMMENDS AGAINST AND YOUR PROXY HOLDERS WILL VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSALS UNLESS YOU DIRECT OTHERWISE:

4.  Eliminate Bioaccumulative Halogenated Pollutants     For [ ] Against [ ] Abstain [ ]
5.  Report on Potential Environmental Damage to ANWR     For [ ] Against [ ] Abstain [ ]
6.  Report on Greenhouse Gas Emissions                   For [ ] Against [ ] Abstain [ ]


Signature(s)

______________________________________________________Date____________
Please sign your name exactly as it appears hereon. When signing for shares that are owned jointly, each stockholder please sign. When signing as an executor, administrator, trustee, custodian or guardian, please give your full title. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer.